Exhibit 99.1

7th April 2010

To EHII –               Mr. John Adair – Chairman & CEO
The Board of Directors &
Members of the Board The Executive Management

Dear Sir, Gentlemen,

Pursuant to my review of the company’s business to date, that which I have witnessed during the course of my tenure at EHII, I have developed concerns I consider somewhat critical. I have examined things carefully, and realized that a certain amount of the problems is due to the management style being followed, to the decision-making process, lack of coordinated planning, non-capitalization, and shortage of resources; to which I have several reservations.

Board Minutes resolutions are not adhered to, written requests and reports sent by me are disregarded, action on agreed plans and strategies for projects are not respected, double standards, and the list goes on.

In view of the fact that I do not wish to be considered a negative member of the team, and having the best interest of the company and shareholders at heart, I have no option but to tender herewith my resignation, with reservation, as EHII Chief Operating Officer and as a Member of the EHII Board of Directors.

I shall remain and watch the company’s achievements as a keen Shareholder of EHII, and wish EHII and its management the best of luck in meeting the shareholders expectations.

I reserve my rights regarding the following, which constitute an inherent and indivisible part of this resignation letter:

1.
In view of the fact that, despite my several requests, I was not given an official advisory contract by EHII, I agreed to stay on board as an Executive and Board Member, with the understanding that an agreement would be forthcoming. This promise unfortunately was not kept. Having said this, I choose the Bangladesh IPP project (as this opportunity was presented to the company by me, and having diligently worked on it since its inception, until the successful signing of the MOU with the government), from many others I introduced to EHII, to be actively involved in, as detailed in my proposal below.

2.	To have the van title changed to my name by the 30th of April 2010, as I have paid for it in full.

Sincerely

/s/  Rafic Koussa
Rafic Koussa